UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person
   JONAS AF JOCHNICK
   WATERLOO OFFICE PARK
   BUILDING O
   DREVE RICHELLE, 161
   B-1410 WATERLOO, BELGIUM
2. Issuer Name and Ticker or Trading Symbol
   BALTIC INTERNATIONAL USA, INC.
   BISA
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   July 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.      |3.    |4.Securities Acquired (A)         |5.Amount of     |6.Dir |7.Nature of Indirect        |
                           | Transaction   |  or Disposed of (D)              |  Securities    |ect   |  Beneficial Ownership      |
                           |        |      |                                  |  Beneficially  |(D)or |                            |
                           |        |    | |                  | A/|           |  Owned at      |Indir |                            |
                           | Date   |Code|V|    Amount        | D |    Price  |  End of Month  |ect(I)|                            |
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Common Stock               |7/12/99 | S  | | 2500000          | D | (1)       | 0              | I    |Owned by Celox S.A.         |
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Common Stock               |7/12/99 | S  | | 3750000          | D | (1)       | 0              | I    |Owned by ORESA Ventures N.V.|
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                    |
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1.Title of   |2.Con-  |3.      |4.    |5.Number of    |6.Date Exer      |7.Title and Amount  |8.Price|9.Number of |10.|11.Nature of|
  Derivative |version |Transaction    | Derivative    |cisable and      |  of Underlying     |of Deri| Derivative |Dir| Indirect   |
  Security   |or      |        |      | Securities    |Expiration       |  Securities        |vative | Securities |ect| Beneficial |
             |Exercise|        |      | Acquired(A) or|Date(Month/      |                    |Secu   | Benefi     |(D)| Ownership  |
             |Price of|        |      | Disposed of(D)|Day/Year)        |                    |rity   | ficially   |or |            |
             |Deriva- |        |      |               |Date    |Expir   |                    |       | Owned at   |Ind|            |
             |tive    |        |      |           | A/|Exer-   |ation   |  Title and Number  |       | End of     |ire|            |
             |Secu-   |        |    | |           | D |cisable |Date    |  of Shares         |       | Month      |ct |            |
             |rity    | Date   |Code|V|  Amount   |   |        |        |                    |       |            |(I)|            |
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Warrants     |$0.65   |7/12/99 | H  | | 2500000   | D |        |        |Common stock|2500000| (1)   | 0          |I  |Owned by    |
             |        |        |    | |           |   |        |        |            |       |       |            |   | Celox S.A. |
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Warrants     |$0.65   |7/12/99 | H  | | 3750000   | D |        |        |Common stock|3750000| (1)   | 0          |I  |Owned by    |
             |        |        |    | |           |   |        |        |            |       |       |            |   | ORESA      |
             |        |        |    | |           |   |        |        |            |       |       |            |   | Ventures NV|
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Explanation of Responses:
(1) The aggregate of 6,250,000 shares of common stock and 6,250,000 warrants were transferred to the Issuer as part of the consideration in exchange for a 23% interest in AIRO Catering Services.


/s/David A. Grossman, Attorney-in-Fact            August 9, 1999
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SIGNATURE OF REPORTING PERSON                     DATE